Exhibit 5.1

Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, NY 10166-0193 Tel 212.351.4000 www.gibsondunn.com

November 15, 2022

Arthur J. Gallagher & Co.

2850 Golf Road

Rolling Meadows, IL 60008

Re:	Arthur J. Gallagher & Co.

Common Stock Offering

Registration Statement on Form S-3 (File No. 333-254015)

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-3, File No. 333-254015 (the “Registration Statement”), of Arthur J. Gallagher & Co., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the prospectus and prospectus supplement with respect thereto, dated March 8, 2021 and November 15, 2022, respectively, in connection with the offering by the Company from time to time pursuant to Rule 415 under the Securities Act of up to 3,000,000 shares of the Company’s common stock, par value $1.00 per share (the “Shares”). The Shares will be issued pursuant to that certain Equity Distribution Agreement dated as of November 15, 2022 (the “Equity Distribution Agreement”) between the Company and the Manager named therein.

In arriving at the opinion expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of such documents, records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render this opinion. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that, when the Shares have been issued and delivered in accordance with the Equity Distribution Agreement for the consideration provided for therein, such Shares will be validly issued, fully paid and non-assessable.

The opinion expressed above is subject to the following exceptions, qualifications, limitations and assumptions:

A.	The effectiveness of the Registration Statement under the Securities Act will not have been terminated or rescinded.

B.

We render no opinion herein as to matters involving the laws of any jurisdiction other than the Delaware General Corporation Law (the “DGCL”). This opinion is limited to the effect of the current state of the DGCL and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

C.

All offers and sales of the Shares will (i) comply with the minimum offering price limitation and (ii) be completed on or prior to the “Offering Deadline,” each as set forth in the authorization of the offering and sale of the Shares by the Company’s Board of Directors.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP